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                                                                     EXHIBIT 8.2

                                                                    May 12, 1999




         Re:      Agreement and Plan of Merger
                  dated as of March 1, 1999 among
                  Jones Apparel Group, Inc.,
                  Jill Acquisition Sub Inc.
                  and Nine West Group Inc.

Nine West Group Inc.
Nine West Plaza
1129 Westchester Avenue
White Plains, New York  10604

Ladies and Gentlemen:

                  You have requested our opinion with respect to certain United States federal income tax consequences of the proposed transaction in which Nine West Group Inc. (the "Company"), a Delaware corporation, will be merged (the "Merger") with and into Jill Acquisition Sub Inc. ("Sub"), a Delaware corporation and wholly owned subsidiary of Jones Apparel Group, Inc. ("Parent"), a Pennsylvania corporation. All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of March 1, 1999, among Parent, Sub and the Company (the "Merger Agreement"). This opinion is being delivered in connection with Parent's Registration Statement on Form S-4 relating to the proposed Merger pursuant to the Merger Agreement (the "Registration Statement") to which this opinion appears as an exhibit.

                  In acting as counsel to the Company in connection with the Merger, we have, in preparing our opinion, as



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hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Proxy Statement/Prospectus contained in the Registration Statement dated May 12, 1999.

                  You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the representations made by Parent, Sub and the Company in letters provided to us and Cravath Swaine & Moore, counsel to Parent, dated as of the date hereof are true, correct and complete, and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time), and (iii) any representations made in such letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete as of the date hereof, and will be true, correct and complete as of the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies,



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of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

                  If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Proxy Statement/Prospectus the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

                  Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto) and the Delaware General Corporation Law and as described in the Proxy Statement/Prospectus, we are of the opinion that for federal income tax purposes:

                  (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;



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                 (ii)      Parent, Sub and the Company will each be a party to
                           the reorganization within the meaning of section 368(b) of the Code; and

                (iii) holders of Company common stock who exchange their Company common stock for a combination of Parent common stock and cash will recognize gain, but will not recognize loss, in an amount equal to the lesser of (1) the amount of gain realized by the holder and
                           (2) the amount of cash received by the holder.

                  We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

                  We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the captions
"The Merger -- Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters."


                                            Very truly yours,
                                            /s/ Simpson Thacher & Bartlett




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